Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES NEW

SHARE REPURCHASE PROGRAM

FRANKLIN, Tenn. (November 9, 2015) – Community Health Systems, Inc. (NYSE: CYH) announced today that on November 6, 2015, its Board of Directors approved a new open market share repurchase program for up to ten million (10,000,000) shares of the Company’s Common Stock, not to exceed total purchases of $300,000,000.

The open market repurchase program will succeed an existing share repurchase program for up to five million (5,000,000) shares of the Company’s Common Stock, not to exceed total purchases of $150,000,000, which program was initiated in December 2014. Under the existing open market repurchase program, 1,400,000 shares have been repurchased at a total cost (including commissions) of $42,653,340.

The new open market repurchase program will terminate on the earlier of November 5, 2018, when the maximum number of shares has been repurchased, or when the maximum dollar amount has been expended. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions, applicable securities laws requirements, and other factors. The repurchase program may be suspended or discontinued at any time.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Through its subsidiaries, the Company currently owns, leases or operates 198 affiliated hospitals in 29 states with an aggregate of approximately 30,000 licensed beds. The Company has announced plans for a spin-off transaction to create a new, publicly-traded company, Quorum Health Corporation, with 38 affiliated hospitals and related outpatient services in 16 states, together with Quorum Health Resources, LLC, a subsidiary providing management and consulting services to non-affiliated hospitals. The transaction is expected to close during the first quarter of 2016. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding potential share repurchases, transactions and other events are forward-looking statements that involve risk and uncertainties. There are a number of factors that could cause actual future events or results to differ materially from these statements. These include, among others, the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations and general economic conditions.

Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

or

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

-END-